Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees
Legg Mason Partners Investment Trust:

We consent to the use of our report, incorporated herein by reference, dated January 20, 2006, for Legg Mason Partners Large Cap Growth Fund (formerly Smith Barney Large Capitalization Growth Fund), a series of Legg Mason Partners Investment Trust (formerly Smith Barney Investment Trust, as of November 30, 2005 and to the references to our firm under the headings "Financial highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

                                                                    /s/ KPMG LLP

New York, New York
November 28, 2006